Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Post-Qualification Regulation A Offering Circular on Form 1-A of our report dated June 11, 2020, relating to the financial statements of HappyNest REIT, Inc., appearing in this Regulation A Offering Circular.

We also consent to the reference of our firm under the heading “Experts” in such Regulation A Offering Circular.

/s/ RSM US LLP

McLean, Virginia

March 24, 2021